Exhibit 99.1

[FHLBank Logo]

February 28, 2008

FOR IMMEDIATE RELEASE CONTACT: Christopher McEntee

Federal Home Loan Bank of Atlanta

cmcentee@fhlbatl.com

(404) 888-8158

Federal Home Loan Bank of Atlanta Announces 2007 Operating Highlights

and First Quarter 2008 Dividend Guidance

ATLANTA, Feb. 28, 2008 - The Federal Home Loan Bank of Atlanta (FHLBank Atlanta) today announced financial results for the year ended December 31, 2007, as well as dividend guidance for the first quarter of 2008.

2007 Operating Highlights

FHLBank Atlanta's net income for 2007 was $444.9 million, a $30.7 million or 7.41 percent increase from net income of $414.2 million for 2006. The increase in net income for 2007 compared to 2006 was due to an increase in net interest income, prompted by greater demand for advances, and other income growth from the interaction of interest rates on trading securities and derivative and hedging activities.

"The Bank performed very well last year by executing its mission with focus and vigor," Richard A. Dorfman, the Bank's President and Chief Executive Officer stated. "The tremendous value of providing liquidity to member financial institutions was evident in the steady growth of advances during the disruption of global credit markets."

FHLBank Atlanta's 2007 performance resulted in an ROE of 6.47 percent, compared to 6.59 percent for 2006. For the year ended December 31, 2007, the Bank distributed $382.5 million of earnings to members as a return on their capital investment in the Bank, representing an annual dividend rate of 5.98 percent.

As of December 31, 2007, total assets were $189.7 billion, an increase of $49.0 billion, or 34.8 percent, from December 31, 2006. The increase in total assets was primarily a result of a $41.4 billion, or 40.8 percent, increase in advances during the period. The significant increase in advances during the period primarily resulted from increased liquidity needs of the Bank's members in light of unanticipated disruptions in the credit markets during mid and late 2007.

In 2007, the Bank also contributed $50.7 million to the Affordable Housing Program (AHP), helping to build, renovate, or preserve more than 6,000 affordable housing units. This figure represents the highest amount of funding and largest number of units awarded through AHP in a single year in the Bank's history.

2007 Capital Stock and Retained Earnings

As of December 31, 2007, total capital was $8.0 billion, an increase of $1.8 billion, or 29.9 percent, from December 31, 2006. The increase in total capital was primarily a result of an increase in the activity-based stock during the period that corresponds to the increase in advances. The Bank increased its retained earnings during 2007 by $62.4 million to $468.8 million as of December 31, 2007.

First Quarter 2008 Dividend Guidance

Based upon currently available information, the Bank presently expects to pay an annualized dividend in the range of 6.00 percent to 6.50 percent for the quarter ending March 31, 2008.

About the Federal Home Loan Bank of Atlanta
The Bank is a cooperative financial services organization that provides funding, community development grants, and a host of other banking services to more than 1,200 member financial institutions in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. The Bank is one of 12 district banks in the Federal Home Loan Bank System (the FHLB System), which since 1990 has contributed more than $2 billion to affordable housing development in the United States.

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Some of the statements made in this announcement, including, without limitation, those statements that relate to the Bank's dividend guidance for the first quarter of 2008, are "forward-looking statements," which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the Bank's actual net income results, which drive the determination of actual dividend payments; legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of the Bank and/or the FHLB System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Bank has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as may be required by law. This announcement should be read in conjunction with the Bank's financial statements and the footnotes thereto filed with the SEC including, without limitation, the financial statements and footnotes set forth in the Bank's Annual Report on Form 10-K for the year ended December 31, 2007, when filed with the SEC.

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